Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS SECOND QUARTER 2012 NET INCOME OF

$5.6 MILLION, OR $0.11 PER DILUTED SHARE

Higher Average Loan Balances and Lower Credit Costs

Drove a 10% Increase in Risk-adjusted Revenue1

•	Loan Growth - New funded loan volume exceeded $205 million and average loan balances were up over 4% from the prior quarter and nearly 10% higher than the same period in the prior year

•	Revenue Growth – Risk-adjusted revenue[2] increased nearly 10% from the prior quarter and over 36% from the same period in the prior year

•	Continued Positive Credit Trends - Provision expense declined sequentially and from the same period in the prior year

•	Margins – Net interest margin remained strong at 4.21% in Q2 2012 compared to 4.30% in the prior quarter

•	Expenses – Operating expenses increased $2.7 million from the prior quarter due primarily to a charge related to settlement of litigation in connection with a problem loan

•	Building Book Value - Book value per share increased by $0.12 to $11.69

Boston, August 2, 2012 – NewStar Financial, Inc. (NASDAQ: NEWS), a specialized commercial finance company, today reported net income of $5.6 million, or $0.11 per diluted share for the second quarter of 2012. These results compare to net income of $3.4 million, or $0.06 in the second quarter of 2011 and $6.1 million in the prior quarter. Earnings were negatively impacted by a $2.1 million net charge related to a settlement of litigation in connection with an impaired real estate loan. Excluding this charge, net income would have been $6.8 million, or $0.13 per diluted share in the second quarter of 20123. Income before income taxes (pre-tax income) was $9.7 million, or $11.8 million, excluding the litigation charge, for the second quarter of 2012. That compares to $10.4 million in the prior quarter and $6.1 million in the second quarter of 2011.

“I am pleased to report another solid quarter highlighted by strong risk-adjusted revenue growth, improving credit performance and a 12% increase in earnings, excluding the after-tax cost of a legal settlement” said Tim Conway, NewStar’s Chairman and Chief Executive Officer. “We originated more than $205 million of new funded loans in the quarter despite weaker loan demand and slower M&A activity. Origination highlights included strong growth in our asset-

[1,2]

Risk-adjusted revenue is a non-GAAP measure calculated as the sum of net interest income after provision for credit losses and non-interest income. See “Non-GAAP Measurements” at the end of this press release and page 12 for reconciliation of non-GAAP to GAAP measurements.

[3]	Net income excluding litigation charges is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 12 for reconciliation of non-GAAP to GAAP measurements.

based lending business which largely offset higher than expected prepayments in our leveraged finance portfolio,” he added. “Although our earnings were impacted by the charge related to the settlement of litigation, our overall results were strong and I continue to be optimistic about the second half of the year as we continue to meet our customers’ needs and improve returns,” he concluded.

Managed and Owned Loan Portfolios

•

Total new funded loan origination volume was $205 million in the second quarter compared to $241 million in the prior quarter and $250 million in the second quarter of the prior year. Lower volumes reflected weaker demand for acquisition financing from financial sponsors amid a slowdown in M&A activity.

•

The managed loan portfolio decreased slightly to $2.4 billion as of June 30, 2012 from nearly $2.5 billion at March 31, 2012 as loan run-off from scheduled amortization and prepayments of existing loans offset new loan origination.

•

The owned portfolio was stable at $1.9 billion as of June 30, 2012 compared $1.9 billion as of March 31, 2012 as gains from loan originations were offset by an elevated level of run-off. Leveraged Finance and Real Estate loans decreased by 3.0% and 5.4%, respectively, while the Business Credit loan portfolio increased by 21%.

•

Assets managed for third party institutional investors decreased by 11.6% in the second quarter to approximately $498 million at June 30, 2012 compared to $563 million at March 31, 2012 due primarily to an elevated level of prepayments.

•	Asset-based lending and equipment finance businesses originated $38 million in the second quarter, or 21% of new loan volume retained on the balance sheet.

•

The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. As of June 30, 2012, no outstanding borrowings by a single obligor represented more than 1.4% of total loans outstanding, and the ten largest obligors comprised approximately 9.6% of the loan portfolio.

Net Interest Income / Margin

•

Net interest income after provision for credit losses increased 16% to $21.3 million for the second quarter of 2012 compared to $18.3 million for the first quarter of 2012 and $17.6 million in the second quarter of last year. The increase was due primarily to lower provision for credit losses and higher interest income driven by higher average loan balances and increased deferred fee income as prepayments accelerated in the quarter, which was partially offset by higher interest expense associated with increased average debt levels.

•	The portfolio yield remained relatively stable at 6.35% in the second quarter compared to 6.39% in the prior quarter and 6.42% in the same period in the prior year.

•	Net interest margin narrowed slightly to 4.21% for the second quarter of 2012 compared to 4.30% for the first quarter of 2012, and 4.28% in the second quarter of last year.

•	Adjusting for the impact of non-performing loans, the loan portfolio yield would have been 34 bps higher, or 6.69% and net interest margin would have been 4.52%.

Non-Interest Income

•

Non-interest income was $1.8 million for the second quarter of 2012 compared to $2.8 million for the first quarter of 2012 and $0.8 million loss in the same period in the prior year. The change from the first quarter was due primarily to $1.3 million of gains on the repurchase of CLO debt in the first quarter, which did not recur in the second quarter.

•

Non-interest income in the second quarter of 2012 consisted primarily of $0.7 million of asset management income, $0.4 million of loan syndication fees, and $0.4 million of unused fees on revolving credit commitments.

Expenses

•

Operating expenses increased by $2.7 million to $13.4 million in the second quarter of 2012 compared to $10.7 million in the first quarter of 2012 due primarily to a $2.1 million charge (net of insurance coverage) related to settlement of litigation in connection with a problem real estate loan that was the subject of the litigation. Although we had previously considered the claims to be without merit, we concluded that settlement of the lawsuit was prudent in order to avoid additional costs to defend the case and the risk of an adverse judgment.

•	Operating expenses excluding non-cash equity compensation[4] were $11.5 in the second quarter of 2012, or 2.2% of average assets an annualized basis.

•	The efficiency ratio excluding non-cash equity compensation[5] in the second quarter of 2012 was 49.5%

•	The Company had 101 full-time employees as of June 30, 2012.

Income Taxes

•

Deferred income taxes decreased to $45.2 million as of June 30, 2012 compared to $48.0 million as of March 31, 2012 due primarily to a decrease in the allowance for loan losses and related timing differences of when credit costs are recognized according to GAAP and when they are deductible for income tax.

•	Approximately $23.5 million and $14.0 million of the deferred tax asset as of June 30, 2012 were related to our allowance for credit losses and equity compensation, respectively.

Loan Credit Quality

•	Credit performance continued to normalize in the second quarter of 2012 as provision expense and the allowance for loan losses decreased and NPAs declined slightly.

•

Total credit costs (including provision for credit losses and losses on OREO or interests retained in connection with workouts of impaired loans) in the second quarter decreased to $0.2 million, or 0.03% of average loans on an annualized basis, from $2.9 million in the prior quarter.

•	The component of provision expense used to establish additional specific reserves was approximately $2.6 million in the second quarter of 2012, up from $1.6 million in the first quarter of 2012.

•	The allowance for credit losses was $55.3 million, or 3.02% of loans and 72% of NPLs, at June 30, 2012, compared to $64.1 million, or 3.43% of loans, at March 31, 2012.

•

Non-performing assets decreased by $0.8 million from the prior quarter. New loans totaling $17.8 million were placed on non-accrual status and loans totaling $13.2 million were returned to performing status in the second quarter of 2012. The resulting $4.5 million net increase in NPAs was more than offset by a $2.0 million decrease from loan repayment activity and equity method accounting adjustments, as well as 3.3 million of net charge-offs.

•

At June 30, 2012, loans with an aggregate outstanding balance of $77.3 million, net of charge-offs, were on non-accrual status compared to loans with an aggregate outstanding balance of $77.1 million, net of charge-offs, at March 31, 2012. Non-

[4]

Operating expenses excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 12 for reconciliation of non-GAAP to GAAP measurements.

[5]

Efficiency ratio excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 12 for reconciliation of non-GAAP to GAAP measurements.

performing assets, net of charge-offs, specific reserves and other adjustments were $85.7 million, or 57.2% of their aggregate face amount, as of June 30, 2012.

•	Non-accrual loans with an outstanding balance of $38.1 million as of June 30, 2012 were also delinquent.

•

Net charge-offs were $9.0 million, or 1.97% of loans on an annualized basis, in the second quarter of 2012 compared to $2.9 million, or 0.62% of loans on an annualized basis, in the first quarter of 2012. Charge-offs were taken on three previously identified problem loans with established specific reserves of $10.8 million in the aggregate.

Funding and Capital

•

Balance sheet leverage decreased slightly to 2.51x as of June 30, 2012 from 2.55x at March 31, 2012 due primarily to CLO run-off and repayments of the commercial real estate repurchase agreement, partially offset by increased borrowings under warehouse lines to fund new loan origination.

•

Maintained ample liquidity with total cash and equivalents as of June 30, 2012 of $155.3 million, of which $28.4 million was unrestricted. Unrestricted cash increased from approximately $17.4 million at March 31, 2012 and restricted cash increased from approximately $105.0 million to $126.9 million.

•	Extended the revolving period of a credit facility with Natixis Financial Products LLC to December 17, 2012.

Book Value

•

Book value per share was $11.69 at the end of the second quarter 2012 up from $11.57 at the end of the prior quarter primarily due to net income for the quarter and the amortization of equity compensation into stockholders’ equity.

Share Count

•

Average diluted shares outstanding were 52.6 million shares for the quarter, which was up slightly from 52.2 million shares for the prior quarter. Total outstanding shares at June 30, 2012 were 49.4 million, which was consistent with outstanding shares as of March 31, 2012.

•	Repurchased 70,727 shares of common stock at an average price of $10.79 during the second quarter of 2012.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through August 9, 2012 by dialing 800-585-8367. International callers should call 404-537-3406. For all replays, please use the passcode 12773107. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Atlanta GA, Chicago IL, Dallas TX, Los Angeles CA, Philadelphia, PA, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Colleen M. Banse	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2502	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
cbanse@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2011 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 with the SEC on or before August 9, 2012 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “net income excluding litigation charge” and “earnings per share excluding litigation charge” means net income or earnings per share, respectively, as determined under GAAP, excluding the effect of the charge to earnings that resulted from the litigation settlement paid during the period. GAAP requires that this item be included in net income. NewStar believes these measures provide useful information to investors in their evaluation of our financial performance and condition. Excluding the charge related to this settlement eliminates an item that does not relate to our ongoing operations and could make it difficult to assess our core performance and compare our period-over-period results.

References to “operating expenses, excluding non-cash equity compensation” mean operating expenses as determined under GAAP, excluding compensation expense related to restricted stock grants and option grants. GAAP requires that these items be included in operating expenses. NewStar management uses “operating expenses, excluding non-cash equity compensation” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of operating expenses, excluding non-cash equity compensation to operating expenses is included on pages 12 and 13 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Assets:
Cash and cash equivalents	$28,394	$17,390	$18,468	$49,380
Restricted cash	126,943	104,951	83,815	109,942
Investments in debt securities, available-for-sale	18,335	19,038	17,817	17,117
Loans held-for-sale, net	52,527	37,945	38,278	11,565
Loans and leases, net	1,746,803	1,773,306	1,699,187	1,646,070
Deferred financing costs, net	13,526	13,880	11,997	13,287
Interest receivable	8,506	9,057	9,857	7,819
Property and equipment, net	636	715	740	927
Deferred income taxes, net	45,237	48,016	47,902	48,502
Income tax receivable	2,948	—	293	1,718
Other assets	20,802	23,653	18,029	22,525

Total assets	$2,064,657	$2,047,951	$1,946,383	$1,928,852

Liabilities:
Credit facilities	$363,129	$319,652	$214,711	78,701
Term debt	1,045,749	1,070,052	1,073,105	1,180,142
Repurchase agreements	41,480	62,687	64,868	68,000
Accrued interest payable	3,564	2,965	2,853	2,169
Accounts payable	378	379	430	774
Income tax payable	—	1,372	—	—
Other liabilities	33,318	20,249	26,654	37,773

Total liabilities	1,487,618	1,477,356	1,382,621	1,367,559
Total stockholders’ equity	577,039	570,595	563,762	561,293

Total liabilities and stockholders’ equity	$2,064,657	$2,047,951	$1,946,383	$1,928,852

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Net interest income:
Interest income	$30,611	$29,522	$30,877	$28,315
Interest expense	9,180	8,353	7,371	8,357

Net interest income	21,431	21,169	23,506	19,958
Provision for credit losses	159	2,881	4,314	2,337

Net interest income after provision for credit losses	21,272	18,288	19,192	17,621

Non-interest income:
Fee income	1,069	1,255	1,563	359
Asset management income	727	743	684	626
Gain (loss) on derivatives	(186)	(15)	(35)	29
Gain (loss) on sale of loans	32	(450)	—	108
Other income (loss)	163	1,252	(318)	(1,872)

Total non-interest income (loss)	1,805	2,785	1,894	(750)
Operating expenses:
Compensation and benefits	8,067	7,202	7,823	7,070
General and administrative expenses	5,291	3,493	3,245	3,748

Total operating expenses	13,358	10,695	11,068	10,818

Income before income taxes	9,719	10,378	10,018	6,053
Income tax expense	4,102	4,296	3,650	2,607

Net income	$5,617	$6,082	$6,368	$3,446

Net income per share:
Basic	$0.12	$0.13	$0.13	$0.07
Diluted	$0.11	$0.12	$0.12	$0.06

Weighted average shares outstanding:
Basic	47,320,839	47,373,668	47,442,907	48,506,818
Diluted	52,644,476	52,209,067	52,166,449	53,257,881

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Six Months Ended June 30,
($ in thousands, except per share amounts)	2012	2011
Net interest income:
Interest income	$60,133	$55,303
Interest expense	17,533	16,899

Net interest income	42,600	38,404
Provision for credit losses	3,040	8,590

Net interest income after provision for credit losses	39,560	29,814

Non-interest income:
Fee income	2,324	934
Asset management income	1,470	1,254
Gain (loss) on derivatives	(201)	25
Gain (loss) on sale of loans	(418)	108
Other income (loss)	1,415	(3,552)

Total non-interest income (loss)	4,590	(1,231)

Operating expenses:
Compensation and benefits	15,269	14,615
General and administrative expenses	8,784	6,352

Total operating expenses	24,053	20,967

Income before income taxes	20,097	7,616
Income tax expense	8,398	3,244

Net income	$11,699	$4,372

Net income per share:
Basic	$0.25	$0.09
Diluted	$0.22	$0.08

Weighted average shares outstanding:
Basic	47,347,253	48,526,058
Diluted	52,416,523	53,292,781

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
($ in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Performance Ratios:
Return on average assets	1.10%	1.24%	1.32%	0.74%
Return on average equity	3.93	4.30	4.50	2.46
Net interest margin, before provision	4.21	4.30	4.77	4.28
Efficiency ratio	57.65	44.77	43.57	56.32
Portfolio yield	6.35	6.39	6.61	6.42

Credit Quality Ratios:
Delinquent loan rate (at period end)	2.08%	2.64%	5.34%	4.93%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	—	—	0.46	—
Non-accrual loan rate (at period end)	4.22	4.12	5.61	6.23
Non-performing asset rate (at period end)	4.66	4.60	5.61	6.38
Annualized net charge off rate (end of period loans)	1.97	0.62	2.89	2.30
Annualized net charge off rate (average period loans)	1.88	0.63	2.89	2.29
Allowance for credit losses ratio (at period end)	3.02	3.43	3.52	4.46

Capital and Leverage Ratios:
Equity to assets	27.95%	27.86%	28.96%	29.10%
Debt to equity	2.51 x	2.55 x	2.40 x	2.36 x
Book value per share	$11.69	$11.57	$11.42	$11.15

Average Balances:
Loans and other debt products, gross	$1,936,689	$1,855,671	$1,852,525	$1,766,172
Interest earning assets	2,045,907	1,981,785	1,954,471	1,868,519
Total assets	2,060,119	1,977,310	1,916,742	1,868,190
Interest bearing liabilities	1,447,422	1,363,318	1,328,051	1,269,618
Equity	574,324	568,760	561,825	560,773

Allowance for credit loss activity:
Balance as of beginning of period	$64,129	$64,112	$73,038	$85,712
General provision for credit losses	(2,464)	1,313	3,918	(3,640)
Specific provision for credit losses	2,623	1,568	396	5,977
Net charge offs	(8,954)	(2,864)	(13,240)	(10,009)

Balance as of end of period	$55,334	$64,129	$64,112	$78,040

Supplemental Data (at period end):
Investments in debt securities, gross	$25,298	$25,298	$25,298	$21,184
Loans held-for-sale, gross	53,258	38,317	38,837	11,779
Loans held-for-investment, gross	1,830,208	1,871,579	1,820,193	1,748,810

Loans and investments in debt securities, gross	1,908,764	1,935,194	1,884,328	1,781,773
Unused lines of credit	261,663	253,501	252,288	259,029
Standby letters of credit	6,506	6,929	6,462	8,710

Total funding commitments	$2,176,933	$2,195,624	$2,143,078	$2,049,512

Loan portfolio	$1,908,764	$1,935,194	$1,884,328	$1,781,773
Loans owned by NewStar Credit Opportunities Fund	497,750	563,253	517,596	471,330

Managed loan portfolio	$2,406,514	$2,498,447	$2,401,924	$2,253,103

Loans held-for-sale, gross	$53,258	$38,317	$38,837	$11,779
Loans held-for-investment, gross	1,830,208	1,871,579	1,820,193	1,748,810

Total loans, gross	1,883,466	1,909,896	1,859,030	1,760,589
Deferred fees, net	(29,198)	(34,969)	(57,865)	(25,299)
Allowance for loan losses - general	(21,887)	(24,294)	(23,022)	(21,053)
Allowance for loan losses - specific	(33,051)	(39,382)	(40,678)	(56,602)

Total loans, net	$1,799,330	$1,811,251	$1,737,465	$1,657,635

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Six Months Ended June 30,
($ in thousands)	2012	2011
Performance Ratios:
Return on average assets	1.17%	0.47%
Return on average equity	4.12	1.58
Net interest margin, before provision	4.26	4.15
Efficiency ratio	51.11	56.40
Portfolio yield	6.38	6.37

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	1.30	1.86
Annualized net charge off rate (average period loans)	1.27	1.87

Average Balances:
Loans and other debt products, gross	$1,894,331	$1,746,009
Interest earning assets	2,011,397	1,865,547
Total assets	2,014,538	1,868,969
Interest bearing liabilities	1,399,413	1,264,959
Equity	571,677	559,445

Allowance for credit loss activity:
Balance as of beginning of period	$64,112	$84,781
General provision for credit losses	(1,151)	(3,466)
Specific provision for credit losses	4,191	12,056
Net charge offs	(11,818)	(15,331)

Balance as of end of period	$55,334	$78,040

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Three Months Ended
($ in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Performance Ratios:
Efficiency ratio	49.50%	37.12%	35.00%	54.46%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$13,358	$10,695	$11,068	$10,818
Less: non-cash equity compensation expense(2)	1,856	1,827	2,179	358

Adjusted operating expenses	$11,502	$8,868	$8,889	$10,460

(1) Adjustments are pre-tax. (2) Non-cash compensation charge related to restricted stock grants and option grants.
	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Risk-adjusted revenue
Net interest income after provision for credit losses	$21,272	$18,288	$19,192	$17,621
Non-interest income (loss)	1,805	2,785	1,894	(750)

Risk-adjusted revenue	$23,077	$21,073	$21,086	$16,871

Net income excluding litigation charges
Income before income taxes	$9,719	$10,378	$10,018	$6,053
Litigation charges, net of insurance coverage	2,063	—	—	—

Income before income taxes excluding litigation charges	11,782	10,378	10,018	6,053
Income tax expense	4,972	4,296	3,650	2,607

Net income excluding litigation charges	$6,810	$6,082	$6,368	$3,446

NewStar Financial, Inc.

Non-GAAP Data

(unaudited)

	Adjusted
	Six Months Ended
($ in thousands)	June 30, 2012	June 30, 2011
Performance Ratios:
Efficiency ratio	43.17%	54.07%

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$24,053	$20,967
Less: non-cash equity compensation expense(2)	3,683	869

Adjusted operating expenses	$20,370	$20,098

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	June 30, 2012		March 31, 2012		December 31, 2011		June 30, 2011

Portfolio Data:
First mortgage	$210,683	11.0%	$222,667	11.5%	$252,927	13.4%	$253,393	14.2%
Senior secured asset-based	184,303	9.7	153,437	7.9	114,585	6.1	106,181	6.0
Senior secured cash flow	1,460,507	76.5	1,500,061	77.5	1,439,181	76.4	1,355,194	76.0
Other	53,271	2.8	59,029	3.1	77,635	4.1	67,005	3.8

Total	$1,908,764	100.0%	$1,935,194	100.0%	$1,884,328	100.0%	$1,781,773	100.0%

Leveraged Finance	$1,515,257	79.4%	$1,561,681	80.7%	$1,501,175	79.7%	$1,411,198	79.2%
Real Estate	210,698	11.0	222,684	11.5	271,381	14.4	271,818	15.3
Business Credit	182,809	9.6	150,829	7.8	111,772	5.9	98,757	5.5

Total	$1,908,764	100.0%	$1,935,194	100.0%	$1,884,328	100.0%	$1,781,773	100.0%